Exhibit 15.2

April 13, 2016

To:     Ku6 Media Co., Ltd.

Building 6, Zhengtongchuangyi Centre
No. 18, Xibahe Xili, Chaoyang District
Beijing 100028, People’s Republic of China

Re:  2015 Annual Report on Form 20-F of Ku6 Media Co., Ltd.

Dear Sir/Madam,

We hereby consent to the reference to our firm and the summary of our opinion under the captions, “Item 3. Key Information—D. Risk Factors Related to Our Business” and “Item 4. Information on the Company—B. Business Overview—Government Regulation”, included in the annual report of Ku6 Media Co., Ltd. on Form 20-F for the fiscal year ended December 31, 2015 (the “Annual Report”), which will be filed with the Securities and Exchange Commission in the month of April 2016. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours Sincerely,

/s/ Fangda Partners